Exhibit 21

Subsidiaries of the registrant.

Canal Capital Corporation (Delaware, USA)

Subsidiaries: Omaha Livestock Market, Inc. (Nebraska, USA)
                        Sioux Falls Stockyards Company (South Dakota, USA)
                        Canal Arts Corporation (New York, USA)

All subsidiaries of the Registrant are 100% owned.